Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic Canuso
July 28, 2016	(302) 571-6833 dcanuso@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS EPS OF $0.58, A 35% INCREASE OVER THE 2nd QUARTER OF 2015; AND ROA OF 1.23%, ROE OF 11.6% AND ROTCE OF 14.0% FOR THE 2nd QUARTER OF 2016;

ALL DRIVEN BY STRONG GROWTH IN REVENUE

WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $17.5 million, or $0.58 per diluted common share for the second quarter of 2016 compared to net income of $12.2 million, or $0.43 per share for the second quarter of 2015 and net income of $15.8 million, or $0.52 per share for the first quarter of 2016.

Results for the second quarter of 2016 (compared to the same period of 2015) reflect net revenues of $71.3 million, or an increase of $9.7 million, net interest income of $46.4 million, or an increase of $7.3 million, noninterest income of $24.8 million, or an increase of $2.4 million and noninterest expenses of $44.0 million, or an increase of $5.4 million.

Highlights for the second quarter of 2016:

•	Core earnings per share(1) (enumerated below) of $0.58 increased 32% from $0.44 for the second quarter of 2015; and core return on average assets(1) (ROA) increased 23% to 1.23% from 1.00% for the second quarter of 2015.

•	Core net revenue(1) increased $9.6 million, or 16% from the second quarter of 2015, including a $7.3 million, or 19% increase in core net interest income(1) and a $2.3 million, or 11% increase in core fee income(1), reflecting growth across all business lines.

[1]	ROTCE, core earnings per share, core return on average assets, core net revenue, core net interest income, and core fee income are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 17 and 18 of this press release.

•	Commercial loans grew at a 5% annualized rate led by 13% annualized growth in Commercial and Industrial (C&I) lending, reflecting continued success in winning good market share.

•	On June 13, 2016, WSFS issued $100.0 million in aggregate principal amount of 4.50% fixed-to-floating rate senior unsecured notes due 2026 with a Kroll Bond Rating Agency debt rating of A-. The Company intends to use the net proceeds from the offering for general corporate purposes, including redemption of higher-cost indebtedness, organic growth, acquisitions and repurchases of common stock.

Notable items in the quarter:

•	WSFS recorded $549,000 (pre-tax), or $0.01 per share (after-tax) in expenses related to corporate development (M&A) activities during the second quarter of 2016, mostly related to the acquisition of Penn Liberty Bank, which is scheduled to close on August 12, 2016. WSFS recorded $0.02 per share in corporate development costs in the second quarter of 2015.

•	WSFS realized $545,000, or $0.01 per share in net gains on securities sales from its investment portfolio during the second quarter of 2016, compared to $477,000, or $0.01 per share in the second quarter of 2015.

•	WSFS recorded a legal reserve of $950,000, or $0.02 per share during the second quarter of 2016 related to the expected settlement of a legal matter initiated in 2011.

•	As a result of adopting the required ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, WSFS recognized a tax benefit of $688,000, or $0.02 per share during the second quarter of 2016.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “Our strong second quarter 2016 results reflect solid fundamental performance and the continued success of our balanced growth strategy. Growth in earnings came from all of our business lines, and our strong net interest income performance reflects our disciplined approach to loan and deposit growth while maintaining our margins in this highly competitive market. We reported a core ROA of 1.23% or an increase of 23% from the same period last year and core EPS of $0.58, an increase of 32% from the second quarter of 2015, which is excellent progress towards our 2016 and strategic plan goals.

“Our second quarter results showed 4 percentage points of positive operating leverage and an efficiency ratio of 59.5% as our robust growth in core net revenues was greater than our growth in core noninterest expenses excluding the one-time legal reserve taken this quarter.

“In August we expect to complete our previously announced merger with Penn Liberty Bank in southeastern Pennsylvania. This would represent our 4th acquisition in 4 years, including 3 strong local community institutions in the last 3 years, expanding our product offerings and geographic footprint.

“During the quarter we also received the 2016 Gallup Great Workplace Award, which further demonstrates our commitment to, and the success of, our strategy of ‘Engaged Associates delivering Stellar Experiences growing Customer Advocates and value for our Owners’.”

Second Quarter 2016 Discussion of Financial Results

Continued solid growth in net interest income

Net interest income for the second quarter of 2016 was $46.4 million, an increase of $7.3 million, or 19% compared to the second quarter of 2015. The net interest margin increased 19 basis points (bps) to 3.90% over the previous year. These year-over-year increases in margin dollars and percentages reflect the impact of organic and acquisition growth, continued pricing discipline while improving balance sheet mix and positive performance of purchased loans and reverse mortgages.

Compared to the first quarter of 2016, net interest income increased $1.1 million, or 2% (not annualized), and net interest margin increased 3bps. The main driver of this increase was higher reverse mortgage income and improved mix.

Loan Portfolio growth includes a 13% annualized increase in C&I loans

Net loans at June 30, 2016 were $3.83 billion, an increase of $40.0 million, or 4% (annualized) over March 31, 2016. The growth in loans was the result of a 13% (annualized) increase in C&I loans ($64.0 million) and a 17% (annualized) increase in Consumer loans ($15.1 million) which were partially offset by a decline in Construction loans due to expected payoff activity in this portfolio.

Compared to the second quarter of 2015, net loans increased $490.3 million or 15%. This strong year-over-year loan growth was spread across most loan categories and included the loans from the acquisition of Alliance Bank in late 2015 and continued healthy organic growth of $215.6 million, or 6%.

The following table summarizes loan balances and composition at June 30, 2016 compared to prior periods:

	At		At		At
(Dollars in Thousands)	June 30, 2016		March 31, 2016		June 30, 2015
Commercial & industrial	$2,044,802	53%	$1,980,780	52%	$1,728,457	52%
Commercial real estate	983,116	26	980,045	26	864,053	25
Construction	197,461	5	225,699	6	200,328	6

Total commercial loans	3,225,379	84	3,186,524	84	2,792,838	83
Residential mortgage	269,928	7	283,765	7	261,703	8
Consumer	376,304	10	361,174	10	329,874	10
Allowance for loan losses	(37,746)	(1)	(37,556)	(1)	(40,845)	(1)

Net Loans	$3,833,865	100%	$3,793,907	100%	$3,343,570	100%

Credit quality continues favorable trends

Credit quality metrics continued favorable trends and remained at or near historically strong levels. Total nonperforming assets were $31.6 million at June 30, 2016, a $6.1 million, or 16% (not annualized) improvement from March 31, 2016, mainly driven by a reduction in nonaccruing loans. The nonperforming assets to total assets ratio improved to 0.54% at June 30, 2016 from 0.66% at March 31, 2016.

Delinquencies increased $1.8 million from March 31, 2016 to $24.7 million, but remained a very low 0.64% of gross loans (which includes nonperforming delinquencies) at June 30, 2016.

Net charge-offs for the second quarter of 2016 were $1.1 million, or only 11bps of total net loans on an annualized basis, an increase from $313,000, or 3bps (annualized) in the first quarter of 2016, and a decrease from $2.5 million, or 30bps (annualized), in the second quarter of 2015.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $1.3 million for both the quarter ended June 30, 2016 and the quarter ended March 31, 2016 and decreased $2.8 million from the second quarter of 2015, which included a large provision expense for one C&I loan that was fully resolved in the second quarter of 2016.

The ratio of the allowance for loan losses (“ALLL”) to total gross loans was 0.98% at June 30, 2016, approximately equal to 0.99% at March 31, 2016. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 1.09% at June 30, 2016 and 1.10% at March 31, 2016. The ALLL increased to 259% of nonaccruing loans at June 30, 2016 from 190% at March 31, 2016.

Customer funding reflects impact of public funding balances

Total customer funding was $3.84 billion at June 30, 2016, a $39.0 million decrease from March 31, 2016 which included a $29.5 million seasonal decrease in public funding account balances and the purposeful decrease of $20.5 million in higher-cost CDs during the quarter. These factors were partially offset by a $22.1 million, or 5% (annualized) growth in low-cost relationship checking deposit accounts.

Compared to June 30, 2015, total customer funding increased $487.2 million, or 15%. In addition to the deposits gained from the acquisition of Alliance Bank, organic customer funding growth was $166.5 million, or 5% year-over-year.

At June 30, 2016 core deposits represented a robust 85% of total customer funding, and low-cost relationship checking deposit accounts represented 46% of total customer funding. The loan to customer funding ratio was also a healthy 101% at June 30, 2016.

The following table summarizes customer funding balances and composition at June 30, 2016 compared to prior periods:

	At		At		At
(Dollars in thousands)	June 30, 2016		March 31, 2016		June 30, 2015
Noninterest demand	$977,154	25%	$964,487	25%	$875,955	26%
Interest-bearing demand	796,294	21	786,780	20	697,365	21
Savings	427,843	11	449,061	11	419,864	13
Money market	1,091,306	28	1,107,421	29	926,583	27

Total core deposits	3,292,597	85	3,307,749	85	2,919,767	87
Customer time	540,418	14	560,939	14	423,066	12

Total customer deposits	3,833,015	99	3,868,688	99	3,342,833	99
Customer sweep accounts	11,445	1	14,753	1	14,433	1

Total customer funding	$3,844,460	100%	$3,883,441	100%	$3,357,266	100%

Double-digit growth continued in fee income over prior year

Core fee income (noninterest income)(2) increased $2.3 million, or 11% when compared to the same period a year ago. This came from across-the-board growth, including a $791,000 increase in credit/debit card and ATM income mainly from growth in CashConnect (our ATM division) as well as increases in our Wealth division which drove a $575,000 increase in investment management and fiduciary revenue. Additionally, deposit service charges grew $243,000 and strong growth in WSFS Mortgage, our residential mortgage loan origination business, drove a $226,000 increase in mortgage banking activities over the prior year.

Compared to the first quarter of 2016, core fee income increased $1.5 million, or 7% (not annualized). Key growth drivers included an increase of $1.0 million in investment management and fiduciary revenue driven by seasonal client tax return preparation fees, an increase in credit/debit card and ATM income of $352,000, and an increase in mortgage banking activities of $162,000.

Our fee income for the second quarter of 2016 is a robust 35% of total revenue and our performance reflects continued strength and diversity of our revenue streams.

Noninterest expense reflects franchise and organic growth

Core noninterest expense(2) for the second quarter of 2016 was $43.5 million, an increase of $5.5 million when compared to the second quarter of 2015. Contributing to the year-over-year increase was $1.4 million of ongoing operating costs from the addition of the Alliance franchise as well as the previously mentioned legal reserve of $950,000 recorded during the second quarter of 2016. The remaining increase reflects higher compensation and related costs due to both added staff to support the significant organic and acquisition growth and increased performance-based incentive costs.

Core noninterest expense increased $848,000 when compared to the first quarter of 2016. Excluding the one-time legal reserve, expenses actually decreased by $102,000 as the first quarter included customary seasonal items in salaries, benefits and other compensation as well as occupancy-related costs that are typically higher in the first quarter of each year.

[2]	Core fee income and core noninterest expense are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see page 17 of this press release.

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew 11% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $649 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing for current income. Christiana Trust, with $12.7 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services

Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $9.5 million for the second quarter of 2016. This represented an increase of $573,000, or 6% compared to the second quarter of 2015 and an increase of $752,000, or 9% (not annualized) compared to the first quarter of 2016. Included in this increase, fee revenue increased $626,000, or 11%, compared to the second quarter of 2015 and $994,000, or 18%, compared to the first quarter of 2016. The year-over-year and quarterly growth reflects continued growth in several Wealth business lines, with particular strength in bankruptcy administration, corporate trust services, seasonal tax preparation fees and the partnership with WSFS Mortgage in the delivery of mortgage products to Private Banking clients.

Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $6.1 million during the second quarter of 2016 compared to $5.9 million during the second quarter of 2015 and $5.8 million during the first quarter of 2016. The year-over-year increase in costs was due primarily to increased incentive compensation expense due to higher revenue and other infrastructure costs necessary to support the continuing growth of the Wealth Management business.

Pre-tax income in the second quarter of 2016 was $3.4 million compared to $3.1 million in the second quarter of 2015 and $2.9 million in the first quarter of 2016 and was driven by the above-mentioned factors.

Cash Connect revenue increases 12% over same quarter 2015.

Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services over 18,000 non-bank ATMs and retail safes nationwide with over $700 million in cash and also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Our Cash Connect® division recorded $7.7 million in net revenue (fee income less funding costs) in the second quarter of 2016, an increase of $826,000, or 12% from the second quarter of 2015, reflecting significant organic growth. Net revenue increased $408,000 compared to the first quarter of 2016 and reflects growth and some impact from normal seasonality. Noninterest expense (including intercompany allocations of expense) was $5.6 million during the second quarter of 2016, an increase of $563,000 from the second quarter of 2015 and a decrease of $8,000 compared to the first quarter of 2016. Cash Connect® reported pre-tax income of $2.2 million for the second quarter of 2016, which was an increase from both $1.9 million in the second quarter of 2015 and $1.8 million in the first quarter of 2016.

Cash Connect continues to experience significant year-over-year fee income growth resulting from the expansion of its core business offerings of ATM Vault Cash and related Total Cash Management services. This continued growth has been driven by expanding our relationships with some of the largest Independent ATM deployers in the United States. Our Cash Connect division is also promoting its new smart safe, cash logistics offering which will be an added source of fee income as it grows.

Income taxes

The Company recorded an $8.5 million income tax provision in the second quarter of 2016, compared to $8.7 million in the first quarter of 2016 and a $6.9 million tax provision in the second quarter of 2015.

The effective tax rate was 32.7% in the second quarter of 2016, 35.5% in the first quarter of 2016 and 36.0% in the second quarter of 2015. The second quarter 2016 effective rate was impacted by the tax benefit resulting from the previously mentioned adoption of a new accounting pronouncement related to stock based compensation.

The second quarter 2016 effective tax rate excluding this item was 35.4%. This new guidance will continue to have an impact on the effective tax rate in future periods depending on stock-based compensation grants and their related vesting and exercise timing, as well as stock price.

Capital management

WSFS’ total stockholders’ equity increased $19.6 million, or 3% (not annualized), to $617.2 million at June 30, 2016 from $597.6 million at March 31, 2016, primarily as a result of an increase in quarterly earnings and market improvements related to our available-for-sale securities portfolio. Partially offsetting these increases was the payment of common stock dividends and stock buybacks during the quarter.

Similarly, WSFS’ tangible common equity(3) increased by 4% (not annualized) to $523.1 million at June 30, 2016 from $503.0 million at March 31, 2016. WSFS’ common equity to assets ratio was 10.58% at June 30, 2016, and its tangible common equity to asset ratio(3) increased by 11bps during the quarter to 9.11%. Book value per share was $20.89 at June 30, 2016, and tangible common book value per share(3) was $17.70 at June 30, 2016, a $0.66, or 4% (not annualized), increase from March 31, 2016.

At June 30, 2016, WSFS Bank’s Tier I leverage ratio of 10.48%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.26%, and Total Capital ratio of 13.05%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

In the second quarter of 2016, WSFS repurchased 57,500 shares of common stock at an average price of $35.40 as part of our 5% buyback program approved by the Board of Directors during the fourth quarter of 2015. WSFS has 1,041,194 shares, or over 3% of outstanding shares, remaining to repurchase under this current authorization.

Finally, the Board of Directors approved a quarterly cash dividend of $0.06 per share of common stock. This dividend will be paid on September 2, 2016 to shareholders of record as of August 19, 2016.

[3]	Tangible common equity, tangible common equity to asset ratio and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see page 17 and 18 of this press release.

Second quarter 2016 earnings release conference call

Management will conduct a conference call to review second quarter results at 1:00 p.m. Eastern Time (ET) on Friday, July 29, 2016. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until Friday, August 12, 2016, by dialing 1-855-859-2056 and using Conference ID 46479583.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest, locally-managed bank and trust company headquartered in the Delaware Valley. As of June 30, 2016 WSFS Financial Corporation had $5.8 billion in assets on its balance sheet and $13.4 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of June 30, 2016, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2015 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$44,505	$43,517	$37,090	$88,022	$73,334
Interest on mortgage-backed securities	3,910	3,894	3,523	7,804	6,956
Interest and dividends on investment securities	1,226	1,220	852	2,446	1,712
Interest on reverse mortgage loans	1,478	1,045	1,166	2,523	2,402
Other interest income	384	370	424	754	1,502

	51,503	50,046	43,055	101,549	85,906

Interest expense:
Interest on deposits	2,204	2,118	1,825	4,322	3,767
Interest on Federal Home Loan Bank advances	1,124	1,048	751	2,172	1,464
Interest on trust preferred borrowings	397	371	339	768	666
Interest on senior debt	1,175	942	941	2,117	1,883
Interest on other borrowings	189	211	109	400	219

	5,089	4,690	3,965	9,779	7,999

Net interest income	46,414	45,356	39,090	91,770	77,907
Provision for loan losses	1,254	780	3,773	2,034	4,559

Net interest income after provision for loan losses	45,160	44,576	35,317	89,736	73,348

Noninterest income:
Credit/debit card and ATM income	7,253	6,901	6,462	14,154	12,489
Investment management and fiduciary revenue	6,282	5,254	5,707	11,536	10,800
Deposit service charges	4,342	4,276	4,099	8,618	8,004
Mortgage banking activities, net	1,816	1,654	1,590	3,470	3,293
Loan fee income	480	477	469	957	932
Investment securities gains, net	545	305	477	850	928
Bank-owned life insurance income	211	231	179	442	382
Other income	3,920	3,972	3,475	7,892	6,725

	24,849	23,070	22,458	47,919	43,553

Noninterest expense:
Salaries, benefits and other compensation	23,509	22,876	20,345	46,385	41,355
Occupancy expense	3,955	4,270	3,637	8,225	7,515
Equipment expense	2,516	2,473	1,959	4,989	4,041
Professional fees	2,934	2,403	1,753	5,337	3,225
Data processing and operations expense	1,522	1,542	1,459	3,064	2,881
Marketing expense	801	664	1,007	1,465	1,591
FDIC expenses	773	838	687	1,611	1,356
Corporate development expense	549	569	686	1,118	1,282
Loan workout and OREO expense	45	503	330	548	329
Other operating expenses	7,423	7,061	6,791	14,484	13,992

	44,027	43,199	38,654	87,226	77,567

Income before taxes	25,982	24,447	19,121	50,429	39,334
Income tax provision	8,504	8,677	6,887	17,181	14,211

Net income	$17,478	$15,770	$12,234	$33,248	$25,123

Diluted earnings per share of common stock (o):
Net income allocable to common stockholders	$0.58	$0.52	$0.43	$1.10	$0.88

Weighted average shares of common stock outstanding for fully diluted EPS	30,150,904	30,228,788	28,604,235	30,190,079	28,637,499

Performance Ratios:
Return on average assets (a)	1.23%	1.13%	0.98%	1.18%	1.02%
Return on average equity (a)	11.60	10.65	9.61	11.16	9.96
Return on tangible common equity (a) (p)	13.97	13.05	11.09	13.52	11.49
Net interest margin (a)(b)	3.90	3.87	3.71	3.88	3.76
Efficiency ratio (c)	61.14	62.44	62.27	61.78	63.31
Noninterest income as a percentage of total net revenue (b)	34.51	33.35	36.18	33.94	35.55

See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	June 30,
	2016	2016	2015
Assets:
Cash and due from banks	$104,507	$92,543	$108,928
Cash in non-owned ATMs	599,114	497,322	424,238
Investment securities (d)	205,625	206,119	149,750
Other investments	38,754	30,874	32,357
Mortgage-backed securities (d)	727,232	735,555	752,693
Net loans (e)(f)(l)	3,833,865	3,793,907	3,343,570
Reverse mortgage loans	25,263	24,739	25,945
Bank owned life insurance	91,491	90,439	76,891
Goodwill and intangibles	94,073	94,572	57,044
Other assets	114,183	120,084	106,067

Total assets	$5,834,107	$5,686,154	$5,077,483

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$977,154	$964,487	$875,955
Interest-bearing deposits	2,855,859	2,904,201	2,466,878

Total customer deposits	3,833,013	3,868,688	3,342,833
Brokered deposits	159,126	200,083	183,622

Total deposits	3,992,139	4,068,771	3,526,455

Federal Home Loan Bank advances	886,767	707,826	740,681
Other borrowings	282,035	264,598	260,219
Other liabilities	55,970	47,379	49,753

Total liabilities	5,216,911	5,088,574	4,577,108

Stockholders’ equity	617,196	597,580	500,375

Total liabilities and stockholders’ equity	$5,834,107	$5,686,154	$5,077,483

Capital Ratios:
Equity to asset ratio	10.58%	10.51%	9.85%
Tangible common equity to asset ratio (p)	9.11	9.00	8.83
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	12.26	12.16	12.60
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.48	10.50	10.59
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.26	12.16	12.60
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.05	12.96	13.60

Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$14,581	$19,791	$27,719
Troubled debt restructuring (accruing)	14,070	13,909	13,610
Assets acquired through foreclosure	2,935	3,979	4,856

Total nonperforming assets	$31,586	$37,679	$46,185

Past due loans (h)	$720	$127	$208
Allowance for loan losses	$37,746	$37,556	$40,845
Ratio of nonperforming assets to total assets	0.54%	0.66%	0.91%
Ratio of nonperforming assets (excluding accruing TDRs)	0.30	0.42	0.64
Ratio of allowance for loan losses to total gross loans (i)	0.98	0.99	1.22
Ratio of allowance for loan losses to nonaccruing loans	259	190	147
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.11	0.03	0.29
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.07	0.03	0.19

See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,207,324	$14,952	4.98%	$1,192,711	$14,280	4.82%	$1,002,843	$11,803	4.71%
Residential real estate loans (l)	278,418	3,146	4.52	286,853	3,179	4.43	255,302	2,510	3.93
Commercial loans	2,016,975	22,333	4.49	1,970,680	21,965	4.52	1,733,950	19,090	4.44
Consumer loans	367,769	4,074	4.46	361,040	4,093	4.56	327,581	3,687	4.51

Total loans (l)	3,870,486	44,505	4.64	3,811,284	43,517	4.61	3,319,676	37,090	4.49
Mortgage-backed securities (d)	727,359	3,910	2.15	711,352	3,894	2.19	751,006	3,523	1.88
Investment securities (d)	205,944	1,226	3.48	203,665	1,220	3.54	153,742	852	3.19
Reverse mortgage loans	25,273	1,478	23.39	25,137	1,045	16.63	26,931	1,166	17.32
Other interest-earning assets	32,465	384	4.73	30,558	370	4.87	28,715	424	5.92

Total interest-earning assets	4,861,527	51,503	4.32	4,781,996	50,046	4.27	4,280,070	43,055	4.08

Allowance for loan losses	(37,351)			(37,544)			(39,924)
Cash and due from banks	96,784			93,998			88,124
Cash in non-owned ATMs	510,684			452,052			413,977
Bank owned life insurance	91,310			90,290			76,774
Other noninterest-earning assets	207,305			216,460			151,506

Total assets	$5,730,259			$5,597,252			$4,970,527

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$784,507	$254	0.13%	$766,209	$245	0.13%	$689,773	$158	0.09%
Money market	1,100,449	787	0.29	1,098,595	749	0.27	916,666	596	0.26
Savings	436,929	113	0.10	443,822	139	0.13	414,001	54	0.05
Customer time deposits	550,661	750	0.55	574,422	745	0.52	450,997	855	0.76

Total interest-bearing customer deposits	2,872,546	1,904	0.27	2,883,048	1,878	0.26	2,471,437	1,663	0.27
Brokered deposits	231,509	300	0.52	166,974	241	0.58	200,940	162	0.32

Total interest-bearing deposits	3,104,055	2,204	0.29	3,050,022	2,119	0.28	2,672,377	1,825	0.27
FHLB of Pittsburgh advances	714,271	1,124	0.63	674,247	1,048	0.63	636,327	751	0.47
Trust preferred borrowings	67,011	397	2.38	67,011	371	2.23	67,011	339	2.03
Senior Debt	74,114	1,175	6.34	55,000	942	6.85	55,000	941	6.84
Other borrowed funds	135,017	189	0.56	155,011	210	0.54	128,126	109	0.34

Total interest-bearing liabilities	4,094,468	5,089	0.50	4,001,291	4,690	0.47	3,558,841	3,965	0.45

Noninterest-bearing demand deposits	981,033			949,607			863,241
Other noninterest-bearing liabilities	48,543			54,307			39,483
Stockholders’ equity	606,215			592,047			508,962

Total liabilities and stockholders’ equity	$5,730,259			$5,597,252			$4,970,527

Excess of interest-earning assets over interest-bearing liabilities	$767,059			$780,705			$721,229

Net interest and dividend income		$46,414			$45,356			$39,090

Interest rate spread
			3.82%			3.80%			3.63%

Net interest margin(n)
			3.90%			3.87%			3.71%

See “Notes”

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Stock Information (o):	2016	2016	2015	2016	2015
Market price of common stock:
High	$37.10	$33.71	$27.81	$37.10	$27.81
Low	30.56	26.40	23.72	26.40	23.72
Close	32.19	32.52	27.35	32.19	27.35
Book value per share of common stock	20.89	20.24	17.93
Tangible common book value per share of common stock (p)	17.70	17.04	15.88
Number of shares of common stock outstanding (000s)	29,549	29,522	27,909

Other Financial Data:
One-year repricing gap to total assets (k)	2.22%	1.86%	0.62%
Weighted average duration of the MBS portfolio	3.6 Years	4.1 years	4.6 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$12,841	$8,496	$(1,588)
Number of Associates (FTEs) (m)	1,017	948	900
Number of offices (branches, LPO’s, operations centers, etc.)	63	63	56
Number of WSFS owned ATMs	445	442	453

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.
(o)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.
(p)	Non-GAAP Financial Measures:

The Company uses a number of non-GAAP (Generally Accepted Accounting Principles) financial measures in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, and they are not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, see pages 17 and 18 of this press release.

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Non-GAAP Reconciliation (p):
Net interest Income (GAAP)	$46,414	$45,356	$39,090	$91,770	$77,907
Less: FHLB Special Dividend	—	—	—	—	(808)

Core net interest income (non-GAAP)	46,414	45,356	39,090	91,770	77,099

Noninterest Income (GAAP)	24,849	23,070	22,458	47,919	43,553
Less: Securities gains	(545)	(305)	(477)	(850)	(928)

Core fee income (non-GAAP)	24,304	22,765	21,981	47,069	42,625

Core net revenue (non-GAAP)	$70,718	$68,121	$61,071	$138,839	$119,724

Noninterest expense (GAAP)	$44,027	$43,199	$38,654	$87,226	$77,567
Less: Corporate Development Costs	(549)	(569)	(686)	(1,118)	(1,282)

Core noninterest expense (non-GAAP)	$43,478	$42,630	$37,968	$86,108	$76,285

	End of period
	June 30,	March 31,	June 30,
	2016	2016	2015
Total assets	$5,834,107	$5,686,154	$5,077,483
Less: Goodwill and other intangible assets	(94,073)	(94,572)	(57,044)

Total tangible assets	$5,740,034	$5,591,582	$5,020,439

Total Stockholders’ equity	$617,196	$597,580	$500,375
Less: Goodwill and other intangible assets	(94,073)	(94,572)	(57,044)

Total tangible common equity (non-GAAP)	$523,123	$503,008	$443,331

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$20.89	$20.24	$17.93
Tangible common book value per share (non-GAAP)	17.70	17.04	15.88
Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.58%	10.51%	9.85%
Tangible common equity to asset ratio (non-GAAP)	9.11	9.00	8.83

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
GAAP net income	$17,478	$15,770	$12,234	$33,248	$25,123
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	4	264	209	268	(454)
Tax Impact of Adjustments	—	(23)	—	(23)	427

Non-GAAP net income	$17,482	$16,011	$12,443	$33,493	$25,096

Return on Average Assets (ROA)	1.23%	1.13%	0.98%	1.18%	1.02
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	—	0.01	0.02	0.01	(0.02)
Tax Impact of Adjustments	—	—	—	—	0.02

Non-GAAP ROA	1.23%	1.14%	1.00%	1.19%	1.02

GAAP EPS	$0.58	$0.52	$0.43	$1.10	$0.88
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	—	0.01	0.01	0.01	(0.02)
Tax Impact of Adjustments	—	—	—	—	0.02

Core EPS (non-GAAP)	$0.58	$0.53	$0.44	$1.11	$0.88

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
GAAP net income	$17,478	$15,770	$12,234	$33,248	$25,123
Add: Tax effected amortization of intangible assets	300	355	255	655	510

Net tangible income (non-GAAP)	$17,778	$16,125	$12,489	$33,903	$25,633

Average shareholders’ equity	$606,215	$592,047	$508,962	$599,131	$504,708
Less: average goodwill and intangible assets	(94,434)	(95,074)	(57,240)	(94,754)	(57,370)

Net average tangible equity	$511,781	$496,973	$451,722	$504,377	$447,338

Calculation of return on tangible common equity: (non-GAAP)	13.97%	13.05%	11.09%	13.52%	11.49%